Exhibit (3)(ii)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

GREAT LAKES CHEMICAL CORPORATION

It is hereby certified that:

1.                                       The name of the corporation (hereinafter called the “Corporation”) is Great Lakes Chemical Corporation.

2.                                       The certificate of incorporation of the corporation is hereby amended by striking out Section (b) of the SIXTH Article thereof and by substituting in lieu of said Section (b) of the SIXTH Article the following new Section (b) of the SIXTH Article:

(b)                                 Each director of the Corporation shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement or removal from office, provided that any director elected at or before the Corporation’s annual meeting of stockholders for 2003 shall serve the length of term to which such director was originally elected.  Any vacancy in the Board of Directors or newly created directorship resulting from any increase in the number of directors may be filled by a majority of the directors then in office, excluding any directors who shall theretofore have resigned as of a future date, although less than a quorum.

3.                                       The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.                                       The effective time of the amendment herein certified shall be on filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, said Great Lakes Chemical Corporation has caused this Certificate to be signed by Jeffrey M. Lipshaw, its Senior Vice President, General Counsel and Secretary, this 30th day of May, 2003.

/s/ Jeffrey M. Lipshaw
	By:	Jeffrey M. Lipshaw
	Its:	Senior Vice President, General Counsel and Secretary

ATTEST:

/s/ Karen Witte Duros
Karen Witte Duros, Assistant Secretary